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                                                                    EXHIBIT 23.1

                             [LETTERHEAD OF KPMG]


              Consent of Independent Certified Public Accountants

To The Board of Directors
Zions Bancorporation:

We consent to incorporation by reference in the registration statement on Form S-4 of Zions Bancorporation of our report dated February 7, 2000 relating to the consolidated balance sheets of Zions Bancorporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, cash flows, and changes in shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Zions Bancorporation, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.


                                               /s/ KPMG LLP

Salt Lake City, Utah
November 22, 2000